State of Delaware Secretary of State Division of Corporations Delivered 03:20 PM 01/24/2005 FILED 02:52 PM 01/24/2005 SRV 050056693 - 3001709 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

NCT FUNDING COMPANY, L.L.C.

* * * * *

NCT Funding Company, L.L.C., a Delaware limited liability company organized and existing under and by virtue of the Delaware Limited Liability Company Act,

      DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors of said company, by the unanimous written consent of its members filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Formation of said Company:

RESOLVED, that the Certificate of Formation of NCT Funding Company, L.L.C., be amended by changing Article FIRST thereof so that, as amended, said Article shall be and read in its entirety, as follows:

“The name of the limited liability company formed hereby is CIT Funding Company, LLC”

        SECOND: That in lieu of a meeting and vote of the sole member, the sole member has given unanimous written consent to said amendment in accordance with the provisions of Section 18-302 of the Delaware Limited Liability Company Act.

        THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 18-202 of the Delaware Limited Liability Company Act.

        FOURTH: That this Certificate of Amendment of the Certificate of Formation shall be effective as of 5:01 p.m. EDT on January 24, 2005.

        IN WITNESS WHEREOF, said Company has caused this certificate to be signed by Eric S. Mandelbaum, its Secretary, this 24th day of January 2005.

/s/ Eric S. Mandelbaum Eric S. Mandelbaum Secretary